Exhibit 99.1

First US Bancshares, Inc. Reports 25.5% Year-Over-Year Diluted EPS Growth

BIRMINGHAM, AL (January 25, 2024) – Fourth Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.3 million	$0.36	0.86%	10.31%	11.29%	86.5%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.3 million, or $0.36 per diluted share, for the quarter ended December 31, 2023 (“4Q2023”), compared to $2.1 million, or $0.33 per diluted share, for the quarter ended September 30, 2023 (“3Q2023”) and $2.2 million, or $0.35 per diluted share, for the quarter ended December 31, 2022 (“4Q2022”). For the year ended December 31, 2023, net income totaled $8.5 million, or $1.33 per diluted share, compared to $6.9 million, or $1.06 per diluted share, for the year ended December 31, 2022, an increase of 25.5% on diluted earnings per share.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Year Ended
	2023				2022	2023	2022
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$13,945	$13,902	$12,999	$11,960	$11,621	$52,806	$41,197
Interest expense	4,835	4,419	3,676	2,526	1,730	15,456	4,256
Net interest income	9,110	9,483	9,323	9,434	9,891	37,350	36,941
Provision for (recovery of) credit losses	(434)	184	300	269	527	319	3,308
Net interest income after provision for (recovery of) credit losses	9,544	9,299	9,023	9,165	9,364	37,031	33,633
Non-interest income	916	837	799	829	678	3,381	3,451
Non-interest expense	7,401	7,319	7,151	7,270	7,106	29,141	28,072
Income before income taxes	3,059	2,817	2,671	2,724	2,936	11,271	9,012
Provision for income taxes	782	704	648	652	708	2,786	2,148
Net income	$2,277	$2,113	$2,023	$2,072	$2,228	$8,485	$6,864
Per Share Data:
Basic net income per share	$0.38	$0.35	$0.34	$0.35	$0.37	$1.42	$1.13
Diluted net income per share	$0.36	$0.33	$0.31	$0.33	$0.35	$1.33	$1.06
Dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.20	$0.14
Key Measures (Period End):
Total assets	$1,072,940	$1,065,239	$1,068,126	$1,026,658	$994,667
Tangible assets (1)	1,065,334	1,057,597	1,060,435	1,018,912	986,866
Total loans	821,791	815,300	814,494	775,889	773,873
Allowance for credit losses	10,507	11,380	11,536	11,599	9,422
Investment securities, net	136,669	127,823	124,404	128,689	132,657
Total deposits	950,191	927,038	932,628	897,885	870,025
Short-term borrowings	10,000	30,000	30,000	25,000	20,038
Long-term borrowings	10,799	10,781	10,763	10,744	10,726
Total shareholders’ equity	90,593	87,408	85,725	84,757	85,135
Tangible common equity (1)	82,987	79,766	78,034	77,011	77,334
Book value per common share	15.80	14.88	14.59	14.45	14.65
Tangible book value per common share (1)	14.47	13.58	13.28	13.13	13.31
Key Ratios:
Return on average assets (annualized)	0.86%	0.80%	0.79%	0.85%	0.90%	0.82%	0.70%
Return on average common equity (annualized)	10.31%	9.65%	9.48%	10.02%	10.60%	9.88%	7.99%
Return on average tangible common equity (annualized) (1)	11.29%	10.58%	10.41%	11.05%	11.70%	10.85%	8.80%
Net interest margin	3.67%	3.79%	3.88%	4.13%	4.27%	3.87%	4.07%
Efficiency ratio (2)	73.8%	70.9%	70.6%	70.8%	67.2%	71.5%	69.5%
Total loans to deposits	86.5%	87.9%	87.3%	86.4%	88.9%
Total loans to assets	76.6%	76.5%	76.3%	75.6%	77.8%
Common equity to total assets	8.44%	8.21%	8.03%	8.26%	8.56%
Tangible common equity to tangible assets (1)	7.79%	7.54%	7.36%	7.56%	7.84%
Tier 1 leverage ratio (3)	9.36%	9.09%	9.19%	9.36%	9.39%
Allowance for credit losses as % of loans	1.28%	1.40%	1.42%	1.49%	1.22%
Nonperforming assets as % of total assets	0.28%	0.29%	0.15%	0.18%	0.24%
Net charge-offs as a percentage of average loans	0.19%	0.10%	0.14%	0.11%	0.25%	0.14%	0.30%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 11.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

CEO Commentary

“We are pleased to wrap up a year marked by continued improvement in operating results,” stated James F. House, President and CEO of the Company. “The substantial earnings improvement that the Company has experienced over the past two years has reflected the strategic efforts that we initiated beginning in 2021 to both transform asset quality and improve operating efficiency. We are moving forward in 2024 with a strong balance sheet that is positioned for growth with the ability to weather the economic uncertainties that lie ahead,” continued Mr. House.

Update on Strategic Initiatives

During the third quarter of 2021, the Company initiated strategic initiatives that were designed to improve operating efficiency, focus the Company’s loan growth activities, and fortify asset quality. The most significant component of these initiatives was the cessation of new business at the Bank’s wholly owned consumer loan-focused subsidiary, Acceptance Loan Company (“ALC”). This initiative, which included the closure of ALC’s branch lending locations in September 2021, served to significantly decrease the Company’s non-interest expense, and has led to substantial improvement in the Company’s consumer loan asset quality as ALC’s remaining loans have been reduced. Historically, ALC’s loans produced significantly higher levels of charge-offs than the Bank’s other loan portfolios.

During 4Q2023, the Company transferred all remaining assets and liabilities of ALC to the Bank via intercompany transactions. On December 29, 2023, ALC was dissolved as a legal entity. The Bank will continue to manage the remaining loans from ALC’s portfolio, which totaled $10.5 million as of December 31, 2023, through final resolution.

Other Financial Results

Loan Growth – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2023				2022
	December 31,	September 30,	June 30,	March 31,	December 31,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$88,140	$90,051	$91,231	$69,398	$53,914
Secured by 1-4 family residential properties	76,200	83,876	85,101	86,622	87,995
Secured by multi-family residential properties	62,397	56,506	54,719	63,368	67,852
Secured by non-farm, non-residential properties	213,586	199,116	204,270	198,266	200,156
Commercial and industrial loans	60,515	59,369	60,568	65,708	73,546
Consumer loans:
Direct	5,938	6,544	7,593	8,435	9,851
Branch retail	8,670	9,648	10,830	12,222	13,992
Indirect	306,345	310,190	300,182	271,870	266,567
Total loans held for investment	$821,791	$815,300	$814,494	$775,889	$773,873
Allowance for credit losses	10,507	11,380	11,536	11,599	9,422
Net loans held for investment	$811,284	$803,920	$802,958	$764,290	$764,451

Total loan volume increased by $6.5 million, or 0.8%, in 4Q2023. For the year ended December 31, 2023, total loans increased by $47.9 million, or 6.2%. Loan volume increases during 2023 were driven primarily by growth in indirect consumer loans, commercial construction loans and non-farm, non-residential real estate loans. Growth in indirect consumer lending for the year was consistent with continued demand for the products collateralized through the Company's indirect program, including recreational vehicles, campers, boats, horse trailers and cargo trailers. Indirect loan growth tends to be seasonal due to its emphasis on outdoor recreational products, with growth typically more pronounced in the spring and early summer months. The increase in commercial construction (construction, land development and other land loans) was primarily attributable to continued growth in construction fundings on multi-family residential projects. The increase in non-farm, non-residential real estate was attributable to growth in the industrial category. Loan growth during 2023 was partially offset by decreases in the residential real estate and commercial and industrial categories, as well as the direct consumer and branch retail consumer categories. Loans in direct consumer and branch retail were expected to decrease as they comprise the majority of ALC’s remaining loan balances.

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

Net Interest Income and Margin – Net interest income decreased to $9.1 million in 4Q2023, compared to $9.5 million in 3Q2023, due to continued margin compression as interest-bearing liabilities repriced at a faster pace than interest-bearing assets. Net interest margin was 3.67% in 4Q2023, compared to 3.79% in 3Q2023. For the year ended December 31, 2023, net interest income totaled $37.4 million (net interest margin of 3.87%), compared to $36.9 million (net interest margin of 4.07%) for the year ended December 31, 2022. Though margin compression persisted throughout 2023, the year-over-year increase in net interest income was attributable to growth in average loans comparing the two periods.

Deposit Growth – Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, increased by $32.7 million during 4Q2023. Core deposits totaled $819.5 million, or 86.2% of total deposits, as of December 31, 2023, compared to $786.8 million, or 84.9% of total deposits, as of September 30, 2023, and $778.1 million, or 89.4% of total deposits as of December 31, 2022. In total, deposits increased by $23.2 million during 4Q2023 due primarily to growth in time deposits and money market accounts, partially offset by the maturity of $10.0 million in brokered deposits. As of December 31, 2023, deposits totaled $950.2 million, compared to $870.0 million as of December 31, 2022. The year-to-date growth included an increase of $96.4 million in interest bearing deposits, offset by a decrease of $16.2 million in noninterest-bearing deposits. The shift to interest-bearing deposits in 2023 was consistent with deposit holders seeking to maximize interest earnings on their accounts as a result of the prevailing interest rate environment. In addition, interest bearing deposit growth during the year ended December 31, 2023 included net growth of $20.2 million in brokered deposits that were acquired in order to further enhance the Company’s liquidity position following the bank failures that occurred during early 2023.

Deployment of Funds – Management seeks to deploy earning assets in an efficient manner to maximize net interest income while maintaining appropriate levels of liquidity to protect the safety and soundness of the organization. Following the bank failures that occurred in early 2023, management focused on maintaining and growing the Company’s strong liquidity position. These efforts included holding higher levels of cash and cash equivalents and Federal funds sold on the Company’s balance sheet. Cash and cash equivalents, combined with Federal funds sold, totaled $59.8 million as of December 31, 2023, compared to $67.3 million as of September 30, 2023, and $31.9 million as of December 31, 2022. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $136.7 million as of December 31, 2023, compared to $127.8 million as of September 30, 2023, and $132.7 million as of December 31, 2022. The expected average life of securities in the investment portfolio was 3.9 years as of December 31, 2023, compared to 3.5 years as of December 31, 2022.

Provision for Credit Losses – The Company recorded a negative provision for credit losses totaling $0.4 million during 4Q2023, compared to a provision of $0.2 million during 3Q2023 and a provision of $0.5 million during 4Q2022. The negative provision in 4Q2023 resulted primarily from improvements in forecasted economic data, as well as continued favorable charge-off results associated with the diminishing legacy ALC loan portfolio. Credit loss provisioning decreased significantly in 2023 compared to 2022 due to the cessation of business strategy at ALC which resulted in reduced net charge-offs as ALC’s loans decreased. For the year ended December 31, 2023, the provision for credit losses totaled $0.3 million, compared to $3.3 million for the year ended December 31, 2022. The Company’s net charge-offs totaled $1.1 million in 2023, compared to $2.2 million in 2022. Of these amounts, ALC’s loans contributed net charge-offs totaling $0.2 million in 2023, compared to $1.9 million in 2022. As of December 31, 2023, the Company’s allowance for credit losses on loans as a percentage of total loans was 1.28%, compared to 1.40% as of September 30, 2023 and 1.22% as of December 31, 2022. The allowance in 2023 was calculated under the current expected credit loss (CECL) accounting model which was adopted by the Company effective January 1, 2023.

Asset Quality – Nonperforming assets, including loans in non-accrual status and OREO, totaled $3.0 million as of both December 31, 2023 and September 30, 2023, and $2.3 million as of December 31, 2022. The year-over-year increase in nonperforming assets resulted primarily from one commercial real estate loan that moved into nonaccrual status during 3Q2023. As a percentage of total assets, nonperforming assets totaled 0.28% as of December 31, 2023, compared to 0.29% as of September 30, 2023 and 0.24% as of December 31, 2022. Net charge-offs as a percentage of average loans was 0.19% during 4Q2023, compared to 0.10% during 3Q2023 and 0.25% during 4Q2022. For the year ended December 31, 2023, net charge-offs totaled 0.14%, compared to 0.30% for the year ended December 31, 2022. The year-to-date decrease in net charge-offs comparing 2023 to 2022 resulted primarily from favorable trends on charge-off experience on legacy ALC loans. Net charge-offs in 4Q2023 and full year 2023 were primarily associated with the Company’s consumer indirect portfolio, and to a lesser extent, legacy ALC branch retail loans.

Non-interest Income – Non-interest income totaled $0.9 million in 4Q2023, compared to $0.8 in 3Q2023, and $0.7 million in 4Q2022. For the year ended December 31, 2023, non-interest income totaled $3.4 million, compared to $3.5 million for the year ended December 31, 2022. The reduction in year-to-date non-interest income in 2023 compared to 2022 resulted from gains on the sale of premises and equipment that occurred during 2022, but were not repeated in 2023.

Non-interest Expense – Non-interest expense totaled $7.4 million in 4Q2023, compared to $7.3 million in 3Q2023, and $7.1 million in 4Q2022. For the year ended December 31, 2023, non-interest expense totaled $29.1 million, compared to $28.1 million for the year ended December 31, 2022. Comparing 4Q2023 to both 3Q2023 and 4Q2022, the increase resulted primarily from check fraud losses totaling $0.2 million associated with the Bank’s deposit customers. The increase comparing full year 2023 to 2022 resulted from the check fraud losses, combined with

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

nonrecurring gains on the sale of OREO properties that offset non-interest expense in 2022, but were not repeated in 2023, and increases in various other miscellaneous expenses. The increase in total non-interest expense comparing 2023 to 2022 was partially offset by a decrease in salaries and benefits totaling $0.3 million. This reduction was due primarily to the ongoing efficiencies gained from the ALC cessation of business strategic initiative.

Shareholders’ Equity – As of December 31, 2023, shareholders’ equity totaled $90.6 million, or 8.4% of total assets, compared to $85.1 million, or 8.6% of total assets, as of December 31, 2022. The increase in shareholders’ equity during the year resulted primarily from earnings, net of dividends paid, combined with valuation increases in the Company’s available-for-sale investment portfolio that reduced accumulated other comprehensive loss. The increase in shareholders' equity during the year was partially offset by the CECL transition adjustment in the first quarter of 2023, which reduced retained earnings by $1.8 million, net of tax, as well as a decrease of $1.4 million associated with share repurchases As of December 31, 2023, the Company’s ratio of common equity to total assets was 8.44%, compared to 8.56% as of December 31, 2022, while the Company’s ratio of tangible common equity to tangible assets was 7.79% as of December 31, 2023, compared to 7.84% as of December 31, 2022.

Cash Dividend – The Company declared a cash dividend of $0.05 per share on its common stock in 4Q2023, consistent with the previous three quarters of 2023, and the fourth quarter of 2022. Cash dividends totaled $0.20 per share for the year ended December 31, 2023, compared to $0.14 per common share for the year ended December 31, 2022.

Share Repurchases - During 4Q2023, the Company completed the repurchase of 137,500 shares of its common stock at a price of $10.34 per share. The repurchase was completed under the Company’s previously announced share repurchase program. As of December 31, 2023, 459,313 shares remained available for repurchase under the program.

Regulatory Capital – During 4Q2023, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of December 31, 2023, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.88%, its total capital ratio was 12.11%, and its Tier 1 leverage ratio was 9.36%.

Liquidity – As of December 31, 2023, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank (FHLB) advances and brokered deposits. In addition, the Company has access to the Federal Reserve Bank's (FRB) discount window and its Bank Term Funding Program (BTFP), the latter of which was established during 2023 in response to the liquidity events that occurred in the banking industry. Both the discount window and the BTFP allow borrowing on pledged collateral that includes eligible investment securities and loans. The discount window allows borrowing under 90-day terms, while borrowing terms under the BTFP are up to one year. The BTFP also allows investment securities to be pledged as collateral at 100% of par value when par value is greater than fair value.

Excluding wholesale brokered deposits, as of December 31, 2023, the Company had approximately 29 thousand deposit accounts with an average balance of approximately $29.8 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $200.3 million, or 21.1% of total deposits, as of December 31, 2023. As of December 31, 2022, estimated uninsured deposits totaled $148.3 million, or 17.1% of total deposits.

In response to heightened liquidity concerns in the banking industry during 2023, management undertook measures designed to enhance the Company’s liquidity position. These procedures included holding higher levels of on-balance sheet cash, as well as enhancing the availability of off-balance sheet borrowing capacity. As part of these efforts, during 3Q2023, the Company completed the establishment of additional borrowing capacity through the FRB's discount window, primarily via the pledging of the majority of the Company’s indirect loan portfolio as collateral. Due to these efforts, the Company’s immediate borrowing capacity, based on collateral pledged through the discount window, increased to $161.7 million as of December 31, 2023, compared to $1.2 million as of December 31, 2022.

The table below provides information on the Company’s on-balance sheet liquidity, as well as readily available sources of liquidity as of both December 31, 2023 and December 31, 2022.

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

	December 31, 2023	December 31, 2022
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$50,279	$30,152
Federal funds sold	9,475	1,768
Liquidity from cash and federal funds sold	59,754	31,920
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	135,565	130,795
Investment securities held-to-maturity, at amortized cost	1,104	1,862
Less: securities pledged	(41,375)	(54,717)
Less: estimated collateral value discounts	(11,129)	(7,833)
Liquidity from pledgable investment securities	84,165	70,107
Liquidity from unused lendable collateral (loans) at FHLB	21,696	18,215
Liquidity from unused lendable collateral (loans and securities) at FRB	161,729	1,198
Unsecured lines of credit with banks	48,000	45,000
Total readily available liquidity	$375,344	$166,440

The table calculates readily available sources of liquidity, including cash and cash equivalents, federal funds sold, and other liquidity sources. Certain of the measures have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”); however, management believes that the non-GAAP measures are beneficial to the reader as they enhance the overall understanding of the Company’s liquidity position and can be used as a supplement to GAAP-based measures of liquidity. Specifically, liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position. Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represents total investment securities as recorded on the balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value. The calculations are intended to reflect minimum levels of liquidity readily available to the Company through the pledging of investment securities, and do not contemplate the additional available liquidity that could be available from the FRB through the BTFP.

Other readily available sources of liquidity include unused collateral in the form of loans that the Company had pledged with the FHLB, as well as unsecured lines of credit with other banks. The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each balance sheet date presented. As of December 31, 2023 and December 31, 2022, the Company's total remaining credit availability with the FHLB was $279.4 million and $246.8 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time. For example, the Company has access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED December 31, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2023			December 31, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$803,407	$12,419	6.13%	$759,128	$10,676	5.58%
Taxable investment securities	131,547	825	2.49%	137,894	736	2.12%
Tax-exempt investment securities	1,026	3	1.16%	1,746	5	1.14%
Federal Home Loan Bank stock	1,015	18	7.04%	1,491	20	5.32%
Federal funds sold	4,579	63	5.46%	995	10	3.99%
Interest-bearing deposits in banks	44,574	617	5.49%	18,340	174	3.76%
Total interest-earning assets	986,148	13,945	5.61%	919,594	11,621	5.01%

Noninterest-earning assets	64,530			66,369
Total	$1,050,678			$985,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$198,846	221	0.44%	$237,049	200	0.33%
Savings deposits	250,322	1,728	2.74%	215,728	510	0.94%
Time deposits	330,003	2,720	3.27%	224,373	708	1.25%
Total interest-bearing deposits	779,171	4,669	2.38%	677,150	1,418	0.83%
Noninterest-bearing demand deposits	156,189	—	—	179,568	—	—
Total deposits	935,360	4,669	1.98%	856,718	1,418	0.66%
Borrowings	16,986	166	3.88%	36,144	312	3.42%
Total funding costs	952,346	4,835	2.01%	892,862	1,730	0.77%

Other noninterest-bearing liabilities	10,717			9,711
Shareholders’ equity	87,615			83,390
Total	$1,050,678			$985,963

Net interest income		$9,110			$9,891
Net interest margin			3.67%			4.27%

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

YEAR ENDED December 31, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2023			December 31, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$795,446	$47,749	6.00%	$724,639	$38,015	5.25%
Taxable investment securities	127,653	2,858	2.24%	141,283	2,632	1.86%
Tax-exempt investment securities	1,042	13	1.25%	2,342	36	1.54%
Federal Home Loan Bank stock	1,264	93	7.36%	1,247	53	4.25%
Federal funds sold	1,841	95	5.16%	584	22	3.77%
Interest-bearing deposits in banks	38,111	1,998	5.24%	38,379	439	1.14%
Total interest-earning assets	965,357	52,806	5.47%	908,474	41,197	4.53%

Noninterest-earning assets	63,765			65,855
Total	$1,029,122			$974,329

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$212,010	777	0.37%	$246,124	638	0.26%
Savings deposits	229,238	5,007	2.18%	208,672	1,204	0.58%
Time deposits	305,848	8,566	2.80%	212,591	1,540	0.72%
Total interest-bearing deposits	747,096	14,350	1.92%	667,387	3,382	0.51%
Noninterest-bearing demand deposits	160,598	—	—	182,032	—	—
Total deposits	907,694	14,350	1.58%	849,419	3,382	0.40%
Borrowings	26,252	1,106	4.21%	30,048	874	2.91%
Total funding costs	933,946	15,456	1.65%	879,467	4,256	0.48%

Other noninterest-bearing liabilities	9,302			8,977
Shareholders’ equity	85,874			85,885
Total	$1,029,122			$974,329

Net interest income		$37,350			$36,941
Net interest margin			3.87%			4.07%

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

YEAR-END CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and due from banks	$12,987	$11,844
Interest-bearing deposits in banks	37,292	18,308
Total cash and cash equivalents	50,279	30,152
Federal funds sold	9,475	1,768
Investment securities available-for-sale, at fair value	135,565	130,795
Investment securities held-to-maturity, at amortized cost	1,104	1,862
Federal Home Loan Bank stock, at cost	1,201	1,359
Loans held for investment	821,791	773,873
Less allowance for credit losses	10,507	9,422
Net loans held for investment	811,284	764,451
Premises and equipment, net of accumulated depreciation	24,398	24,439
Cash surrender value of bank-owned life insurance	16,702	16,399
Accrued interest receivable	3,976	3,011
Goodwill and core deposit intangible, net	7,606	7,801
Other real estate owned	602	686
Other assets	10,748	11,944
Total assets	$1,072,940	$994,667
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$153,591	$169,822
Interest-bearing	796,600	700,203
Total deposits	950,191	870,025
Accrued interest expense	2,030	607
Other liabilities	9,327	8,136
Short-term borrowings	10,000	20,038
Long-term borrowings	10,799	10,726
Total liabilities	982,347	909,532
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,738,201 and 7,680,856 shares issued, respectively; 5,735,075 and 5,812,258 shares outstanding, respectively	75	75
Additional paid-in capital	14,972	14,510
Accumulated other comprehensive loss, net of tax	(6,431)	(7,241)
Retained earnings	109,959	104,460
Less treasury stock: 2,003,126 and 1,868,598 shares at cost, respectively	(27,982)	(26,669)
Total shareholders’ equity	90,593	85,135
Total liabilities and shareholders’ equity	$1,072,940	$994,667

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM AND YEAR-END CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,419	$10,676	$47,749	$38,015
Interest on investment securities	828	741	2,871	2,668
Interest on deposits in banks	617	174	1,998	439
Other	81	30	188	75
Total interest income	13,945	11,621	52,806	41,197

Interest expense:
Interest on deposits	4,669	1,418	14,350	3,382
Interest on borrowings	166	312	1,106	874
Total interest expense	4,835	1,730	15,456	4,256

Net interest income	9,110	9,891	37,350	36,941

Provision for (recovery of) credit losses	(434)	527	319	3,308

Net interest income after provision for (recovery of) credit losses	9,544	9,364	37,031	33,633

Non-interest income:
Service and other charges on deposit accounts	328	250	1,197	1,154
Lease income	242	229	949	864
Other income, net	346	199	1,235	1,433
Total non-interest income	916	678	3,381	3,451

Non-interest expense:
Salaries and employee benefits	3,766	4,029	16,076	16,418
Net occupancy and equipment	854	813	3,479	3,281
Computer services	441	415	1,756	1,639
Insurance expense and assessments	427	280	1,583	1,250
Fees for professional services	370	249	1,105	1,060
Other expense	1,543	1,320	5,142	4,424
Total non-interest expense	7,401	7,106	29,141	28,072

Income before income taxes	3,059	2,936	11,271	9,012
Provision for income taxes	782	708	2,786	2,148
Net income	$2,277	$2,228	$8,485	$6,864
Basic net income per share	$0.38	$0.37	$1.42	$1.13
Diluted net income per share	$0.36	$0.35	$1.33	$1.06
Dividends per share	$0.05	$0.05	$0.20	$0.14

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Fourth Quarter 2023 Results

January 25, 2024

		Quarter Ended					Year Ended
		2023				2022	2023	2022
		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,072,940	$1,065,239	$1,068,126	$1,026,658	$994,667
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		171	207	256	311	366
Tangible assets	(a)	$1,065,334	$1,057,597	$1,060,435	$1,018,912	$986,866

Total shareholders’ equity		$90,593	$87,408	$85,725	$84,757	$85,135
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		171	207	256	311	366
Tangible common equity	(b)	$82,987	$79,766	$78,034	$77,011	$77,334

Average shareholders’ equity		$87,615	$86,897	$85,660	$83,837	$83,390	$85,874	$85,885
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		188	229	282	337	392	259	490
Average tangible shareholders’ equity	(c)	$79,992	$79,233	$77,943	$76,065	$75,563	$78,180	$77,960

Net income	(d)	$2,277	$2,113	$2,023	$2,072	$2,228	$8,485	$6,864
Common shares outstanding (in thousands)	(e)	5,735	5,875	5,875	5,867	5,812

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$14.47	$13.58	$13.28	$13.13	$13.31

Tangible common equity to tangible assets	(b)/(a)	7.79%	7.54%	7.36%	7.56%	7.84%

Return on average tangible common equity (annualized)	(1)	11.29%	10.58%	10.41%	11.05%	11.70%	10.85%	8.80%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200